UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Woodberry, Paul F.
   P.O. Box 31043
   Sea Island, GA  31561
   USA
2. Issuer Name and Ticker or Trading Symbol
   Alleghany Corporation
   Y
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common stock               |1/20/9|M   | |1,847(1)          |A  |$51.8921   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |1/20/9|M   | |1,811(2)          |A  |$68.1810   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |1/20/9|M   | |1,776(3)          |A  |$82.7778   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |1/20/9|M   | |1,741(4)          |A  |$81.4179   |25,417             |I     |(5)                        |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |5,244              |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (right to buy) |$51.8921|1/20/|M   | |1          |D  |(6)  |4/29/|Common stock|1,847(1|(6)    |            |   |            |
                      |        |99   |    | |           |   |     |01   |            |)      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (right to buy) |$68.1810|1/20/|M   | |1          |D  |(6)  |4/27/|Common stock|1,811(2|(6)    |            |   |            |
                      |        |99   |    | |           |   |     |02   |            |)      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (right to buy) |$82.7778|1/20/|M   | |1          |D  |(6)  |4/26/|Common stock|1,776(3|(6)    |            |   |            |
                      |        |99   |    | |           |   |     |03   |            |)      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (right to buy) |$81.4179|1/20/|M   | |1          |D  |(6)  |4/25/|Common stock|1,741(4|(6)    |4           |D  |            |
                      |        |99   |    | |           |   |     |04   |            |)      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option, originally granted for 1,000 shares of Common stock at an exercise price of $95.8750, was adjusted for 2% stock dividends paid in April 1992, 1993, 1994, 1995, 1996 and 1997, and for the spin off of Chicago Title
Corporation in June
1998.
(2) The option, originally granted for 1,000 shares of Common stock at an exercise price of $123.5000, was adjusted for 2% stock dividends paid in April 1993, 1994, 1995, 1996 and 1997, and for the spin off of Chicago Title
Corporation in June
1998.
(3) The option, originally granted for 1,000 shares of Common stock at an exercise price of $147.0000, was adjusted for 2% stock dividends paid in April 1994, 1995, 1996 and 1997, and for the spin off of Chicago Title Corporation in
June
1998.
(4) The option, originally granted for 1,000 shares of Common stock at an exercise price of $141.7500, was adjusted for 2% stock dividends paid in April 1995, 1996 and 1997, and fo the spin off of Chicago Title Corporation in June
1998.
(5) Held by a trust of which the undersigned and his wife are co-trustees and beneficiaries.
(6) One-third of such option became exercisable on each of the first, second and third anniversaries of the date of grant.
SIGNATURE OF REPORTING PERSON
/s/ Paul F. Woodberry
DATE
February  9, 1999